UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 9, 2009

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On January 9, 2009, Kevin T. Biggs, Senior Vice President, Worldwide Sales of Blue Coat Systems, Inc. (the “Company”) entered into a 10b5-1 Plan. Mr. Biggs’ 10b5-1 Plan provides for the sale of up to 55,800 shares of the Company’s common stock, which have been or will be acquired on exercise of stock options and/or vesting of restricted stock awards, between March 16, 2009 and January 15, 2010. Shares will be sold on the open market at prevailing prices and the sales of certain shares will be subject to minimum price thresholds. No sales were permitted under the 10b5-1 Plan prior to March 16, 2009.

On March 18, 2009, Timothy Howes, a member of the Company’s Board of Directors, entered into a 10b5-1 Plan. Mr. Howe’s 10b5-1 Plan provides for the purchase of shares of the Company’s common stock valued at up to $552,000 (inclusive of commissions and fees). Shares will be purchased on the open market at prevailing prices and will be subject to maximum price limits. No purchases may be made under the 10b5-1 Plan prior to May 29, 2009.

The Company does not undertake to report 10b5-1 Plans that may be adopted by any officer, director or other employee of the Company in the future, or to report any amendment or termination of any publicly announced 10b5-1 Plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: March 18, 2009	By:	/s/ Kevin S. Royal
Kevin S. Royal Chief Financial Officer (Principal Financial and Accounting Officer)